Exhibit 10.6

March 29, 2007

Mr. Eberhard Schoneburg

2 Blue Pool Road

25/F., Ellipsis Building

Happy Valley

Hong Kong

Re: Amendment to Employment Agreement

Dear Eberhard,

This letter sets forth the mutual agreement between you and Artificial Life, Inc. (the “Company”) concerning an amendment to your employment agreement with the Company dated as of July 1, 2006 (the “Employment Agreement”). This amendment to the Employment Agreement shall be deemed effective as of July 1, 2006.

Clause (iii) of Section 4(b) of the Employment Agreement is hereby amended by adding the following at the end of such clause:

“provided; however, that (A) the bonus contemplated by this clause (iii) with respect to the fiscal year ended December 31, 2006 shall not be paid by the Company, and shall not be deemed earned by you, unless and until a “Change in Control” as defined in Section 8.1 hereof occurs, in which event such amount, if any, shall become immediately due and payable in full, and (B) the bonus contemplated by this clause (iii) with respect to fiscal years ended December 31, 2007 and thereafter during the Term shall not be paid by the Company, and shall not be deemed earned by you, to the extent that the amount of such bonus exceeds three times the amount of cash and cash equivalents reflected in the Company’s balance sheet as of the end of the fiscal year for which such bonus is determined (the “Cash Requirement”), in which case the amount of such bonus that the Company shall be obligated to pay with respect such fiscal year shall be reduced to the maximum amount that would satisfy the Cash Requirement and the amount of such excess shall not be paid by the Company, and shall not be deemed earned by you, unless and until a “Change in Control” as defined in Section 8.1 hereof occurs, in which event such excess amounts, if any, shall become immediately due and payable in full.”

Except for the modifications set forth above, the Employment Agreement shall remain in full force and effect in accordance with its terms. Please sign below to acknowledge your agreement to the terms and conditions of this amendment to the Employment Agreement.

Yours sincerely, /s/ Michael Rowan Michael Rowan, Director and Officer of Artificial Life, Inc.	Confirmed and agreed by /s/ Eberhard Schoneburg Eberhard Schoneburg